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Exhibit 10

CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Financial Statements" in Post- Effective Amendment No. 11 to the Registration Statement (Form N-4 No. 33-51126) and Amendment No. 12 to the Registration Statement (Form N-4 No. 811-7132) and related Prospectus of Separate Account II of National Integrity Life Insurance Company and to the use of our reports (a) dated February 9, 1999, with respect to the statutory basis financial statements of National Integrity Life Insurance Company, and (b) dated April 9, 1999, with respect to the financial statements of Separate Account II of National Integrity Life Insurance Company, both included in the Registration Statement (Form N-4) for 1998 filed with the Securities and Exchange Commission.


                              /s/ Ernst & Young LLP



Louisville, Kentucky
April 21, 1999